As filed with the Securities and Exchange Commission on April 2, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Visteon Corporation

(Exact name of registrant as specified in its charter)

Delaware	38-3519512
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Visteon Capital Trust I

(Exact name of registrant as specified in its charter)

Delaware	[Applied For]
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5500 Auto Club Drive, Dearborn, Michigan 48126, Telephone: (800) 847-8366

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Stacy L. Fox, Esq.

Senior Vice President, General Counsel and Secretary
Visteon Corporation
Fairlane Plaza North, 290 Town Center Drive, 10th Floor, Dearborn, Michigan 48126
Telephone: (313) 422-6495
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Patrick Daugherty, Esq.

Foley & Lardner
150 W. Jefferson Ave., Suite 1000, Detroit, Michigan 48226
Telephone: (313) 442-6495

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, depending upon market conditions and other factors.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Amount of
Title of each class of	Amount to be	aggregate offering	registration
securities to be registered(1)	registered(2)(3)	price(3)(4)(5)	fee

Notes; Preferred Stock; Common Stock; Depositary Shares; Warrants; Stock Purchase Contracts; Stock Purchase Units; and Guarantee of the Trust Preferred Securities of Visteon Capital Trust I(6), each of Visteon Corporation(7)

Trust Preferred Securities of Visteon Capital Trust I

Total	$800,000,000(8)	$800,000,000	$73,600(9)

(1)	Such indeterminate number or principal amount of (a) common stock, notes, preferred stock, depositary shares, stock purchase contracts, stock purchase units, warrants and a guarantee of trust preferred securities of Visteon Capital Trust I of Visteon Corporation and (b) trust preferred securities of Visteon Capital Trust I as may from time to time be issued at indeterminate prices. Securities registered hereunder may be sold either separately or as units comprised of more than one type of security registered hereunder.
(2)	In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.
(3)	Such amount represents the amount computed pursuant to Rule 457(o) for the principal amount of any notes issued at their principal amount, the issue price of any notes issued at an original issue discount, the liquidation preference of any preferred shares, the issue price of any warrants and the exercise price of any securities issuable upon exercise of those warrants.
(4)	Estimated solely for the purpose of computing the registration fee.
(5)	Exclusive of accrued interest and distributions, if any.
(6)	No separate consideration will be received for the guarantee of the trust preferred securities of Visteon Capital Trust I.
(7)	Also includes such indeterminate amount or number of notes and shares of securities as may be issued upon conversion or exchange of or exercise of any notes, preferred shares or warrants registered hereunder and also includes any fractional interests in preferred shares that we may offer in the form of depositary shares. No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion or exercise of, the notes, preferred shares or warrants.
(8)	Includes $800,000,000 of unsold securities previously registered under Registration Statement No. 333-40034.
(9)	Pursuant to Rule 457(p) under the Securities Act, the registration fee owed in connection with this registration statement has been offset by the registration fee previously paid in connection with Registration Statement No. 333-40034 of Visteon Corporation filed June 23, 2000 and relating to unsold securities under such registration statement. See note (8).

     Pursuant to Securities and Exchange Commission Rule 429 under the Securities Act of 1933, as amended, the prospectus included in this Registration Statement also relates to unsold securities in the aggregate amount of $800,000,000 that were previously registered by Visteon Corporation on Form S-3 filed on June 23, 2000. This Registration Statement constitutes Post-Effective Amendment No. 1 to such prior Registration Statement. Such Post-Effective Amendment shall hereafter become effective in accordance with Section 8(c) of the Securities Act concurrently with the effectiveness of this Registration Statement.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated                                         , 2002

PROSPECTUS

$800,000,000

Visteon Corporation

Notes

Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

Visteon Capital Trust I

Trust Preferred Securities

fully and unconditionally guaranteed,
as described in this prospectus, by
Visteon Corporation

       We may from time to time issue up to $800,000,000 of securities described in this prospectus.

      This prospectus contains a general description of the securities we may offer. Each time we sell securities, a prospectus supplement will specify the terms of the securities.

      You should read this prospectus and any prospectus supplement together with the information described under “Where You Can Find More Information.”

      See “Risk Factors” on page 3 for information you should consider before buying these securities.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                         , 2002.

ABOUT THIS PROSPECTUS
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
VISTEON CORPORATION
THE TRUST
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF NOTES
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF WARRANTS
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
DESCRIPTION OF TRUST PREFERRED SECURITIES
DESCRIPTION OF GUARANTEE
BOOK-ENTRY ISSUANCE
PLAN OF DISTRIBUTION
EXPERTS
LEGAL OPINIONS
PART II
SIGNATURES
SIGNATURE
EXHIBIT INDEX
Registration Statement on Form S-3
Form of Underwriting Agreement for Debt Securities
Form of Underwriting Agreement/Trust Preferred Sec
Form of Amended & Restated Indenture
Form of Subordinated Indenture
Certificate of Trust
Trust Agreement
Form of Amended & Restated Trust Agreement
Form of Guarantee
Opinion Letter of Foley & Lardner
Opinion Letter of Richards, Layton & Finger, P.A.
Consent of PricewaterhouseCoopers LLP
Statment of Eligibility on Form T-1
Statment of Eligibility on Form T-1

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that Visteon Corporation (“Visteon”) and Visteon Capital Trust I (the “trust”) filed with the SEC using a “shelf” registration process. Under this shelf process, in one or more offerings, Visteon may sell:

•	notes;

•	preferred stock;

•	common stock;

•	depositary shares;

•	warrants;

•	stock purchase contracts; and

•	stock purchase units,

and the trust may sell trust preferred securities representing undivided beneficial interests in the assets of the trust.

      This prospectus provides you with a general description of the securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find More Information.”

      The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about Visteon and the trust and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC offices mentioned under “Where You Can Find More Information.”

RISK FACTORS

      Before you invest, we urge you to consider carefully the risks and uncertainties we describe in our SEC filings incorporated by reference into this prospectus and in the applicable prospectus supplement. The risks and uncertainties so identified are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect us.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports and other information with the SEC. The registration statement and these other filings are available to you at the SEC’s website at http://www.sec.gov. You may read and copy any filed document at the SEC’s public reference rooms in Washington, D.C. at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the SEC’s regional offices in New York at 233 Broadway, New York, New York 10279 and in Chicago at Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You also may inspect our SEC filings at the New York Stock Exchange, the exchange on which our common stock is listed, at 20 Broad Street, 7th Floor, New York, New York 10005.

      The SEC allows us to “incorporate by reference” information in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus, and later information that we file with the SEC will automatically update and supersede the previously filed information. We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus (SEC File No. 001-15827):

•	our registration statement on Form 8-A filed June 2, 2000;

•	our annual report on Form 10-K for the year ended December 31, 2001; and

•	our current reports on Form 8-K dated and filed on January 8, 2002, January 18, 2002, February 19, 2002, March 11, 2002 and March 26, 2002.

      You may request copies of these filings, at no cost, by writing or telephoning us at the following address:

Visteon Corporation

Attn: Investor Relations
5500 Auto Club Drive
Dearborn, Michigan 48126
Telephone: (877) 367-6092
Fax: (313) 390-1877

      We maintain a website at http://www.visteon.com. Our website and the information at that site, or connected to that site, is not incorporated into this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part.

      The trust has no separate financial statements. Separate financial statements would not be material to holders of the trust preferred securities because the trust has no independent operations.

      You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. Our securities are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of the document.

      Each reference in this prospectus to “Visteon,” “we,” “our” or “us” means Visteon Corporation and its consolidated subsidiaries, unless the context requires otherwise.

      This prospectus contains and incorporates by reference forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek” and “estimate” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to risks and uncertainties. Some of these risks and uncertainties are and will be described in SEC filings incorporated by reference into this prospectus and in our prospectus supplements. Any risks and uncertainties which develop into actual events could have material adverse effects on our business, financial condition and results of operations. For these reasons, we caution you not to place undue reliance on our forward-looking statements.

VISTEON CORPORATION

     General

      We are a leading global supplier of automotive systems, modules and components. We sell our products primarily to global vehicle manufacturers and also sell to the worldwide aftermarket for replacement and vehicle appearance enhancement parts. We operate in two business segments: Automotive Operations and Glass Operations.

      Ford Motor Company established our company as a wholly-owned subsidiary in January 2000 and subsequently transferred to us the assets and liabilities comprising Ford’s automotive components and systems business. We became independent from Ford on June 28, 2000.

      Our world headquarters are located in Dearborn, Michigan. We also maintain regional headquarters in Cologne, Germany, Yokahama, Japan and Sao Paulo, Brazil. We maintain technical facilities/sales offices and plants in 25 countries throughout the world.

      Our principal executive offices are located at 5500 Auto Club Drive, Dearborn, Michigan 48126, where our telephone number is (800) 847-8366.

     Automotive Operations

      We are a leading global supplier of automotive climate control, interior/exterior, energy transformation, chassis systems and telematics/multimedia systems modules and components. Products manufactured by us include:

•	heating, ventilation and air conditioning components and systems;

•	powertrain cooling components and systems;

•	electrical conversion, fuel storage and delivery products (such as electronic engine controls, alternators, starters and fuel tanks);

•	steering and chassis products;

•	cockpit modules, seating, interior trim and lighting;

•	bumpers;

•	fascias; and

•	in-vehicle entertainment, driver information, navigation, wireless communication and safety and security electronics.

     Glass Operations

      Our Glass Operations are composed of our vehicle glazing product group, which produces glass products for Ford and aftermarket customers, and our commercial glass product group, which produces float glass for commercial architecture.

     Customers

      We sell our products primarily to global vehicle manufacturers and we do business with the world’s largest vehicle manufacturers. Ford is our largest customer. In 2001, our sales to Ford accounted for about 82% of our total sales. Our top five customers other than Ford accounted for 7% of our total 2001 sales. Mazda Motor Corporation, of which Ford owns a 33.4% equity interest, is one of our top five non-Ford customers, accounting for 1% of our 2001 sales. In 2001, more than 75% of the new business we were awarded for delivery in future years was non-Ford business.

      In addition, we sell products for use as aftermarket and service parts to automotive original equipment manufacturers and others for resale through their own independent distribution networks. We sell products to the worldwide aftermarket as replacement parts or as customized products, such as body appearance packages and in-car entertainment systems, for current production and older vehicles. In 2001, our aftermarket sales were $898 million, representing 5% of our total sales. We currently sell 51% of these products to the independent aftermarket and 49% to Ford’s Automotive Consumer Service Group, the principal aftermarket sales organization of Ford. In 2001, aftermarket sales of our glass products were $177 million, representing less than 1% of our total sales and about 20% of our total aftermarket sales.

THE TRUST

      We formed Visteon Capital Trust I, a Delaware business trust, to raise capital for us by:

•	issuing trust preferred securities under this prospectus; and

•	investing the proceeds from the sale of the trust preferred securities in our junior subordinated notes.

      The trust will use the payments it receives on the junior subordinated notes to make cash payments to the holders of the trust preferred securities.

      We will own all of the common securities of the trust. The common securities will represent an aggregate liquidation amount equal to at least 3% of the trust’s total capitalization. The common securities will have terms substantially identical to, and generally will rank equal in priority of payment with, the trust preferred securities. If we default on the corresponding junior subordinated notes, then distributions on the common securities will be subordinate to the trust preferred securities in priority of payment.

      As holders of the common securities, we (except in certain circumstances) have the power to:

•	appoint the trustees of the trust;

•	replace or remove any of the trustees; and

•	increase or decrease the number of trustees.

      The trustees we appoint will conduct the business and affairs of the trust. Prior to the issuance of any trust preferred securities, we will ensure that one trustee of the trust is a financial institution that will not be our affiliate and that will act as property trustee and indenture trustee for purposes of the Trust Indenture Act of 1939. Unless the property trustee maintains a principal place of business in the State of Delaware and meets the other requirements of applicable law, one trustee of the trust will have its principal place of business or reside in the State of Delaware.

      We will fully and unconditionally guarantee the trust preferred securities to the extent described under “Description of Guarantee.”

      The principal executive office of the trust is c/o Visteon Corporation, 5500 Auto Club Drive, Dearborn, Michigan 48126 and the telephone number is (800) 847-8366.

USE OF PROCEEDS

      We will use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, except as we state otherwise in a prospectus supplement. If we intend to use the proceeds to repay outstanding debt, then we will provide details about the debt that is being repaid.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of our “earnings” to our “fixed charges” for each of the years 1997 through 2001 was:

Year Ended December 31,

2001		2000	1999	1998	1997

N/A	(1)	2.8	7.6	11.8	8.5

      For purposes of the ratio, “earnings” means the sum of:

•	our pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees,

•	our fixed charges,

•	amortization of capitalized interest and

•	distributed income of equity investees,

      less: capitalized interest.

      “Fixed charges” means the sum of:

•	the interest we paid on borrowed funds,

•	the amount we amortized for debt discount, premium and issuance expense and

•	one-third of all our rental expense (the proportion considered representative of the interest factor).

(1)	For the year ended December 31, 2001, fixed charges exceeded earnings by $183 million, resulting in a ratio of less than one.

DESCRIPTION OF NOTES

Description of Senior Notes

     General

      We describe in this section the general terms that will apply to a series of senior notes that we may offer by this prospectus. When we issue a particular series, we will describe in a prospectus supplement (i) the specific terms of the senior notes and (ii) any general terms described in this section that will not apply to the senior notes of that series.

      We expect to issue the senior notes under an indenture with Bank One Trust Company, N.A., as trustee, which we call the “senior indenture” and which is included as an exhibit to the registration statement. We have summarized particular provisions of the senior indenture and have included the relevant section numbers of the indenture in parentheses. Our discussion of the senior indenture is not complete; you should read the senior indenture for a more complete understanding of the provisions we describe. The senior indenture is governed by the Trust Indenture Act of 1939, as amended.

      The aggregate principal amount of notes that we may issue under the senior indenture is unlimited (section 2.01).

      The senior notes may be issued from time to time in one or more series. We will describe the specific terms of each series of senior notes in a prospectus supplement, including some or all of the following:

(1) the designation of the senior notes;

(2) the authorized denominations if other than $1,000 (or integrals of $1,000) for registered notes and if other than $5,000 for unregistered notes;

(3) any limit on the aggregate principal amount of the senior notes;

(4) the percentage of their principal amount at which the senior notes are issued, if less than 100%;

(5) the maturity date or dates of the senior notes, or the manner of determining the maturity date or dates;

(6) the annual interest rate or rates, if any, which may be fixed or variable; and the manner of calculating any variable interest rate;

(7) the date or dates from which interest, if any, will accrue (or the method of determining such date or dates), and the interest payment dates and their associated record dates;

(8) whether we may redeem the senior notes and, if so, the redemption date or dates, redemption price or prices and other terms of redemption;

(9) whether the senior notes will be convertible into or exchangeable for securities, and if so, the terms and conditions of the conversion or exchange;

(10) any mandatory or optional sinking fund or analogous provisions;

(11) provisions for the defeasance of the senior notes;

(12) the form in which we will issue senior notes (registered or bearer), any restrictions on the exchange of one form for another and on the offer, sale and delivery of senior notes in either form;

(13) whether and under what circumstances we will pay additional amounts on senior notes held by a person who is not a “United States person” (as defined in the prospectus supplement) in respect of specified taxes, assessments or other governmental charges withheld or deducted; and, if so, whether we have the option to redeem the affected notes rather than pay such additional amounts;

(14) if other than U.S. dollars, the currency or currencies for which the senior notes may be purchased and the currency in which the principal of, premium, if any, and interest, if any, on the senior notes is payable;

(15) any exchanges on which the senior notes are to be listed;

(16) whether the senior notes are to be issued in book-entry form and, if so, the identity of the depositary for the book-entry senior notes;

(17) the place or places where the principal of, premium, if any, and interest, if any, on the senior notes is payable;

(18) if the amount of principal of and interest on the senior notes may be determined with reference to an index based on a currency other than that in which the senior notes are denominated, the manner of determining such amounts;

(19) the portion of the principal amount (if other than the full principal amount) of the senior notes payable upon acceleration of their maturity date;

(20) the form and terms of any certificates, documents or conditions required for the issuance of senior notes in definitive form;

(21) any trustees, depositories, authenticating or paying agents, transfer agents, registrars or any other agents with respect to the senior notes if different than those described in this prospectus; and

(22) any other specific terms of the senior notes, including any additional covenants and any terms that may be required or advisable under applicable laws or regulations (section 2.01).

      The senior notes will be unsecured and will rank equally and ratably with all of our other unsecured and unsubordinated debt (other than obligations preferred by mandatory provisions of law).

      Unless we say otherwise in a prospectus supplement, you may present senior notes for transfer (unless issued in book-entry form) or payment at the office of the trustee, c/o Bank One, N.A., 55 Water Street, 1st Floor, Jeanette Park Entrance, New York, New York 10041, attention: Global Corporate Trust Services. We may, however, pay the interest on registered notes by mailing checks to the holders of those notes at the addresses listed in our register or, for holders of at least $10,000,000 aggregate principal amount of notes, by wire transfer of immediately available funds (sections 4.01 and 4.02). We will not levy a service charge for any transfer or exchange of registered notes, but may require payment to cover any tax or other governmental charge payable in connection with a transfer or exchange (section 2.05).

      We may issue discounted notes, bearing no interest or interest at a rate that is below market at the time of issuance, which are sold at a substantial discount below their stated principal amount. When an event of default occurs with respect to discounted notes, the amount that the holders of those notes may declare to be immediately due and payable will be less than the principal amount (section 6.01).

     Book-Entry Senior Notes — Delivery and Form

      Unless otherwise set forth in the applicable prospectus supplement, we will issue the senior notes of a series in the form of one or more global notes, each of which will have an aggregate principal amount equal to the aggregate principal amount of the senior notes that it represents. Each global security will be deposited with a depositary or its nominee and, if in registered form, registered in the name of the depositary or the depositary’s nominee. Each depositary for a global security in registered form must be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and any other applicable statute or regulation (section 2.03). See “Book-Entry Issuance.”

     Covenants

      In this section we describe the principal covenants that will apply to the senior notes unless otherwise indicated in a prospectus supplement. You should refer to the definitions of capitalized terms located at the end of this section when reviewing these covenants.

          Limitation on Liens

      Visteon will not, and will not permit any of its Manufacturing Subsidiaries to, issue or assume any Debt secured by a Mortgage upon any Domestic Manufacturing Property of Visteon or of any Manufacturing Subsidiary, or upon any shares of stock or indebtedness of any Manufacturing Subsidiary (whether that Domestic Manufacturing Property, those shares of stock or that indebtedness are then currently owned or later acquired) without providing at the same time that Visteon issues or assumes any such Debt that the senior notes (together with any other indebtedness of Visteon or the Manufacturing Subsidiary ranking equally with the notes then existing or later created) will be secured equally and ratably with such Debt.

      The foregoing restriction does not, however, apply if the aggregate amount of Debt that Visteon or any Manufacturing Subsidiary issues or assumes and so secures by Mortgages, together with (A) all other Debt of Visteon and its Manufacturing Subsidiaries which (if originally issued or assumed at such time) would otherwise be subject to the foregoing restrictions, but not including Debt permitted to be secured under clauses (1) through (5) of the immediately following paragraph and not including Permitted Receivables Financings, and (B) all Attributable Debt of Visteon and its Manufacturing Subsidiaries in respect of sale and lease-back transactions, does not at the time exceed 15% of Consolidated Net Tangible Assets as shown on the audited consolidated financial statements for the most recently completed fiscal year.

      In addition, the covenant described in the first paragraph above does not apply to:

(1) Mortgages on property, shares of stock or indebtedness of any entity existing at the time (a) that the entity becomes a Manufacturing Subsidiary or (b) of a sale, lease or other disposition of all or substantially all of the properties of the entity to Visteon or a Manufacturing Subsidiary;

(2) Mortgages on property that exist at the time Visteon or a Manufacturing Subsidiary acquires the property; or Mortgages to secure (a) the payment of all or part of the purchase price of such property when Visteon or a Manufacturing Subsidiary acquires it, (b) any Debt incurred prior to, at the time of or within 180 days after the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of its purchase price, or (c) any Debt incurred for the purpose of financing Visteon’s or a Manufacturing Subsidiary’s cost of improvements to such acquired property;

(3) Mortgages securing a Manufacturing Subsidiary’s Debt to Visteon or to another Subsidiary;

(4) Mortgages on property of Visteon or a Manufacturing Subsidiary in favor of:

(a) the United States of America or any state,

(b) any department, agency or instrumentality or political subdivision of the United States of America or any state, or

(c) any other country, or any political subdivision of any other country, in connection with financing arrangements between Visteon or a Manufacturing Subsidiary and any of the foregoing governmental bodies or agencies, to the extent that Mortgages are required by the governmental programs under which those financing arrangements are made, to secure partial, progress, advance or other payments under any contract or statute or to secure any indebtedness incurred for the purpose of financing all or part of the purchase price or the cost of construction of the property subject to such Mortgages;

(5) Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (1) to (4), as long as (a) the principal amount of Debt secured by any such Mortgage does not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement and (b) the extension, renewal or replacement is limited to all or a part of the property (including improvements) that secured the Mortgage being extended, renewed or replaced (section 4.06).

          Limitation on Sale and Lease-Back Arrangements

      Visteon will not, and will not permit any Manufacturing Subsidiary to, enter into any arrangement with any person in which Visteon or a Manufacturing Subsidiary leases from such person any Domestic Manufacturing Property that (a) Visteon or the Manufacturing Subsidiary owns on the date that the senior notes are originally issued and (b) Visteon or the Manufacturing Subsidiary has sold or will sell to such person (except for temporary leases having a maximum term of three years and except for leases between Visteon and a Manufacturing Subsidiary or between Manufacturing Subsidiaries), unless either:

(1) Visteon or the Manufacturing Subsidiary could, under the covenant on limitation on liens described above, issue, assume, extend, renew or replace Debt secured by a Mortgage on the Domestic Manufacturing Property equal in amount to the Attributable Debt in respect of such sale and lease-back arrangement without equally and ratably securing the senior notes; however, on and after the date that the sale and lease-back arrangement becomes effective, the Attributable Debt in respect of the sale and lease-back arrangement would be deemed for all purposes under the covenant on limitation on liens described above and the covenant on limitation on sale and lease-back arrangements to be Debt subject to the provisions of the covenant on limitation on liens described above (which provisions include the exceptions set forth in clauses (1) through (5) of the description of such covenant), or

(2) Within 180 days of the effective date of the sale and lease-back arrangement, Visteon applies a cash amount equal to the Attributable Debt in respect of the arrangement to the retirement (other than any mandatory retirement or payment at maturity) of Debt of Visteon or any Manufacturing Subsidiary (other than Debt owned by Visteon or any Manufacturing Subsidiary) that by its terms matures at, or is extendible or renewable at the borrower’s option to, a date more than twelve months after the date of the creation of such Debt (section 4.07).

          Limitation on Consolidation, Merger, Sale or Conveyance

      Visteon will not merge or consolidate with any other entity, and will not sell or convey all or substantially all of its assets to any person or entity, unless:

(1) Either Visteon is the surviving corporation or, if not, the successor entity is organized under the laws of the United States or any state and expressly assumes, by executing a supplemental indenture, (a) the obligation to pay the principal of, premium, if any, interest, if any, and any other additional amounts, on all the notes and any coupons and (b) the performance of all of Visteon’s covenants and the satisfaction of all the conditions to be satisfied by Visteon under the senior indenture;

(2) Immediately after the merger, consolidation, sale or conveyance is effective, no event of default under the senior indenture will have occurred or be continuing; and

(3) Visteon delivers to the trustee under the senior indenture a certificate and legal opinion each stating that the merger, consolidation, sale or conveyance, any supplemental indenture, and any assumption by the successor entity of Visteon’s obligations described above, complies with the requirements set forth in article eleven of the senior indenture regarding Visteon’s ability to carry out a merger, consolidation, sale or conveyance of assets (section 11.01).

          Definitions Applicable to Covenants

      The following definitions will apply to the covenants summarized above:

(1) “Attributable Debt” means, at the time of determination as to any lease, the present value (discounted at the actual rate, if stated, or, if no rate is stated, the implicit rate of interest of such lease transaction as determined by the chairman, president, any vice chairman, any vice president, the treasurer or any assistant treasurer of Visteon), calculated using the interval of scheduled rental payments under such lease, of the obligation of the lessee for net rental payments during the remaining term of such lease (excluding any subsequent renewal or other extension options held by the lessee). The term “net rental payments” means, with respect to any lease for any period, the sum of the rental and other payments required to be paid in such period by the lessee thereunder, but not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, earnings or profits or of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges; provided, however, that, in the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net rental payments required to be paid from the later of the first date upon which such lease may be so terminated and the date of the determination of net rental payments, “net rental payments” shall include the then-current amount of such penalty from the later of such two dates, and shall exclude the rental payments relating to the remaining period of the lease commencing with the later of such two dates.

(2) “Consolidated Net Tangible Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of Visteon and its consolidated Subsidiaries less (a) all current liabilities and (b) goodwill, trade names, patents, unamortized debt discount, organization expenses and other like intangibles of Visteon and its consolidated Subsidiaries.

(3) “Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

(4) “Domestic Manufacturing Property” means any manufacturing plant or facility owned by Visteon or any Manufacturing Subsidiary which is located within the continental United States of America and, in the opinion of the Board of Directors, is of material importance to the total business conducted by Visteon and its consolidated affiliates as an entity.

(5) “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by a successor entity as may be in general use by significant segments of the accounting profession, which are applicable to circumstances as of the date of determination.

(6) “Manufacturing Subsidiary” means any Subsidiary (A) substantially all the property of which is located within the continental United States of America, (B) which owns a Domestic Manufacturing Property and (C) in which Visteon’s investment, direct or indirect and whether in the form of equity, debt, advances or otherwise, is in excess of $1 billion as shown on the books of Visteon as of the end of the fiscal year immediately preceding the date of determination; provided, however, that “Manufacturing Subsidiary” shall not include any Subsidiary that is principally engaged in leasing or in financing installment receivables or otherwise providing financial or insurance services to Visteon or others or that is principally engaged in financing Visteon’s operations outside the continental United States of America.

(7) “Mortgage” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

(8) “Non-Recourse Debt” means all Debt which, in accordance with GAAP, is not required to be recognized on a consolidated balance sheet of Visteon as a liability.

(9) “Permitted Receivables Financings” means, at any date of determination, the aggregate amount of any Non-Recourse Debt outstanding on such date relating to securitizations or other similar off-balance sheet financings of accounts receivable of Visteon or any of its Subsidiaries.

(10) “Subsidiary” means any corporation or other entity of which at least a majority of the outstanding stock or other beneficial interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other governing body of such corporation or other entity (irrespective of whether or not at the time stock or other beneficial interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by Visteon, or by one or more Subsidiaries, or by Visteon and one or more Subsidiaries (section 4.08).

     Defeasance

      If the terms of a series of senior notes provide for defeasance of those notes, we may, at our option, (A) discharge our obligations with respect to all the outstanding senior notes of that series or (B) not comply with any term, provision, condition or covenant contained in the senior indenture with respect to that series, in each case by:

(1) depositing with the trustee funds or obligations issued or guaranteed by the United States of America sufficient to pay and discharge the entire indebtedness on all outstanding senior notes of the series, or fulfilling other terms and conditions of the satisfaction and discharge of the senior notes of the series;

(2) paying all other sums payable with respect to the outstanding senior notes of the series;

(3) delivering to the trustee a legal opinion confirming that the holders of the outstanding senior notes and any related coupons will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance of their notes; and

(4) delivering to the trustee an officer’s certificate and legal opinion each confirming that we have complied with all conditions relating to defeasance of the senior notes contained in the senior indenture (section 12.02).

     Modification of the Senior Indenture

      We may enter into supplemental indentures without your consent to:

(1) evidence the assumption by a successor corporation of our obligations,

(2) add covenants for the protection of the holders of the senior notes,

(3) add or change any of the provisions of the senior indenture to permit or facilitate the issuance of senior notes in bearer form and to provide for the exchange of notes in bearer form with registered notes,

(4) cure any ambiguity or correct any inconsistency in the senior indenture or in a supplemental indenture,

(5) transfer, assign, mortgage or pledge any property to or with the senior indenture trustee,

(6) establish the form or terms of notes of any series as permitted by the terms of the senior indenture,

(7) evidence the acceptance of appointment by a successor trustee, and

(8) change or eliminate provisions of the senior indenture where the changes or eliminations do not apply to any senior notes outstanding and become effective only when there is no senior note outstanding of a series created before the execution of the supplemental indenture that is entitled to the benefit of the provision being changed or eliminated (section 10.01).

      We may enter into a supplemental indenture to modify the senior indenture, any supplemental indenture or the rights of senior note holders with the consent of the holders of not less than a majority in principal amount of the senior notes of all series at the time outstanding that are affected by that modification (voting as one class), if the modification does not:

(1)	change the fixed maturity of any senior notes,

(2)	reduce their principal amount or premium, if any,

(3)	reduce the rate or extend the time of payment of interest or any additional amounts payable on the senior notes,

(4)	reduce the amount due and payable upon acceleration of the maturity of the senior notes or the amount provable in bankruptcy,

(5)	make the principal of, or any interest, premium or additional amounts on, any senior notes payable in a coin or currency different from that provided in the senior notes,

(6)	impair the right to initiate suit for the enforcement of any such payment on or after the stated maturity of the senior notes, or

(7)	reduce the requirement for the consent of the holders of the senior notes to any modification described above, or the percentage required for the consent of the holders to waive defaults, without the consent of the holder of each senior note so affected (section 10.02).

     Events of Default

      An event of default with respect to any series of senior notes is defined in the senior indenture as:

(1) default for five business days after notice in payment of any principal or premium, if any, on the series;

(2) default for 30 days after notice in payment of any interest or additional amounts due with respect to the series;

(3) default for 90 days after notice in performance of any other covenant or agreement applicable to the senior notes or contained in the senior indenture;

(4) default by Visteon or any Significant Subsidiary in any payment of $25,000,000 or more of principal of or interest on any Debt or in the payment of $25,000,000 or more on account of any guarantee in respect of Debt, beyond any period of grace that may be provided in the instrument or agreement under which such Debt or guarantee was created (for these purposes, the term “Significant Subsidiary” is defined as any Subsidiary of Visteon that, at any time, has at least 5% of the consolidated revenues of Visteon and its Subsidiaries at such time as reflected in the most recent annual audited consolidated financial statements of Visteon, and the term “Subsidiary” is defined as in our description of the covenants under the senior indenture); or

(5) certain events of bankruptcy, insolvency or reorganization (section 6.01).

      If an event of default under clause (1), (2), (3) or (4) above occurs with respect to any series, the trustee or the holders of at least 25% in aggregate principal amount of all senior notes then outstanding affected by the event of default may declare the principal (or, in the case of discounted notes, the amount specified in their terms) of all senior notes of the affected series to be due and payable (section 6.01).

      If an event of default under clause (5) above occurs, the senior indenture trustee or the holders of at least 25% in aggregate principal amount of all the senior notes then outstanding (voting as one class) may declare the principal (or, in the case of discounted notes, the amount specified in their terms) of all outstanding senior notes not already due and payable to be due and payable (section 6.01).

      If the principal amount of senior notes has been declared due and payable, the holders of a majority in aggregate principal amount of the outstanding senior notes of the applicable series (or of all the outstanding senior notes) may waive any event of default with respect to that series (or with respect to all outstanding senior notes) if:

•	we deposit with the senior indenture trustee all required payments on the notes, plus certain fees, expenses, disbursements and advances of the trustee; and

•	all defaults under the senior indenture have been remedied (section 6.01).

      The holders of a majority in aggregate principal amount of a particular series may also waive any default with respect to that series, except a default:

•	in the payment of principal of, or any premium, interest or additional amounts on, any senior notes of that series or

•	in respect of a covenant or provision in the senior indenture that may not be modified without the consent of the holders of each outstanding senior note that would be affected by the modification (section 6.06).

      The senior indenture trustee may withhold notice of any default to the noteholders (except for default in the payment of principal or any premium, interest or additional amounts) if it considers it in the interests of the senior noteholders to do so (section 6.07).

      Subject to the provisions of the senior indenture relating to the duties of the senior indenture trustee when an event of default occurs, the senior indenture trustee is not obligated to exercise any of its rights or powers under the senior indenture at the request, order or direction of any of the senior noteholders, unless those senior noteholders have offered to the senior indenture trustee reasonable indemnity (sections 7.01 and 7.02).

      Subject to such provisions for the indemnification of the senior indenture trustee and to certain other limitations, the holders of a majority in aggregate principal amount of the senior notes of all series affected by the occurrence of an event of default (voting as one class) at the time outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the senior indenture trustee or exercising any trust or power conferred on the senior indenture trustee (section 6.06).

     Concerning the Senior Indenture Trustee

      Bank One Trust Company, N.A. is the trustee under the senior indenture. Bank One, N.A., an affiliate of the trustee, also acts as depositary for funds of, makes loans to and performs certain other services for us in the normal course of its business. We have initially appointed the senior indenture trustee, acting through its corporate trust office in Chicago, as paying agent for the senior notes.

Description of Subordinated Notes

     General

      We describe in this section the general terms that will apply to any particular series of subordinated notes that we may offer by this prospectus. When we issue a particular series, we will describe in a prospectus supplement (i) the specific terms of the subordinated notes and (ii) any general terms described in this section that will not apply to subordinated notes of that series.

      The subordinated notes will be issued under an indenture with Bank One Trust Company, N.A., as trustee, which we call the “subordinated indenture.” The subordinated indenture will be qualified under the Trust Indenture Act. The form of subordinated indenture has been filed as an exhibit to the registration statement. The provisions of the subordinated indenture are substantially identical in substance to the provisions of the senior indenture, except for the subordination provisions described below, for which there are no counterparts in the senior indenture. See “Description of Notes—Description of Senior Notes.”

      We have summarized particular provisions of the subordinated indenture and the subordinated notes and have included the relevant section numbers of the subordinated indenture in parentheses. Our discussion of the subordinated indenture is not complete; you should read the form of subordinated indenture for a more complete understanding of the provisions we describe.

     Subordination

      Subordinated notes will be subordinate and subject in right of payment, in the manner and to the extent set forth in the subordinated indenture, to the prior payment in full of all Senior Indebtedness (as defined below) (section 13.01).

      If we make payments to our creditors as a result of:

•	a liquidation;

•	a dissolution;

•	winding up;

•	a reorganization;

•	an assignment for the benefit of creditors;

•	marshaling of assets and liabilities; or

•	any bankruptcy, insolvency or similar proceeding involving us,

then the holders of Senior Indebtedness will first be entitled to receive payment in full in cash of all obligations due on or to become due on or in respect of all Senior Indebtedness before the holders of subordinated notes are entitled to receive any payment or distribution (“Securities Payments”) (section 13.02).

      Until the Senior Indebtedness is paid in full, any Securities Payment to which the holders of subordinated notes would be entitled will be paid or delivered by us, or by any other person making the payment or distribution, directly to the holders of Senior Indebtedness for application to all of the Senior Indebtedness then due (section 13.03).

      We may not make any payments on the account of the subordinated notes, or on account of the purchase or redemption or other acquisition of the subordinated notes, if there has occurred and is continuing a default in the payment of the principal of (or premium, if any) or interest on any Senior Indebtedness.

      In the event that the subordinated indenture trustee receives any Securities Payment prohibited by the subordination provisions of the subordinated indenture, the payment will be held by the subordinated indenture trustee in trust for the benefit of, and will immediately be paid over to the holders of Senior Indebtedness or their representative or representatives, or the trustee or trustees under any applicable indenture, for application to the payment of Senior Indebtedness (sections 13.02 and 13.03).

      For purposes of the foregoing, “Securities Payments” will be deemed not to include a payment or distribution of stock or securities provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law which stock or securities are subordinated in right of payment to all then outstanding Senior Indebtedness to at least the same extent as the subordinated notes (section 13.02).

      By reason of the subordination of the subordinated notes, in the event of our insolvency holders of Senior Indebtedness may receive more, ratably, and holders of the subordinated notes having a claim pursuant to such securities may receive less, ratably, than our other creditors. There may also be interruption of scheduled interest and principal payments resulting from events of default on Senior Indebtedness.

     Definition of “Senior Indebtedness”

      Set forth below is a summary of the definition of “Senior Indebtedness” as used in the subordinated indenture. Please refer to the subordinated indenture for full definitions of all defined term in the subordinated indenture.

      “Senior Indebtedness” includes all of our obligations, as amended or renewed, to pay principal, premium, interest, penalties, fees and other charges:

•	for borrowed money;

•	in the form of notes, debentures, bonds or similar instruments, including obligations incurred in connection with our purchase of property, assets or businesses;

•	under capital leases;

•	under letters of credit, bankers’ acceptances or similar facilities;

•	issued or assumed in the form of a deferred purchase price of property or services, such as master leases;

•	under swaps and other hedging arrangements;

•	pursuant to our guarantee of the obligations listed above of another entity; and

•	to satisfy the expenses and fees of the subordinated indenture trustee under the subordinated indenture (section 1.01).

      Senior Indebtedness shall not include:

•	indebtedness for money borrowed of Visteon to any of its subsidiaries or certain other affiliates;

•	indebtedness which, by its terms, expressly provides that it does not rank senior to the subordinated debt securities;

•	indebtedness incurred in the form of trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	indebtedness we may incur in violation of the subordinated indenture (section 1.01).

DESCRIPTION OF PREFERRED STOCK

      In this section we describe the general terms that will apply to preferred stock that we may offer by this prospectus in the future. When we issue a particular series, we will describe the specific terms of the series of preferred stock in a prospectus supplement. The specific terms of any series of preferred stock may differ from the following terms. The description of preferred stock below and in the prospectus supplement are qualified in their entirety by reference to our certificate of incorporation and any applicable amendments which are filed or incorporated by reference as an exhibit to the registration statement.

      Under our certificate of incorporation, our board of directors is authorized to issue preferred stock in one or more series, each with such voting powers (full, limited or none), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as they may fix or designate without any further vote or action by our stockholders.

      We will describe the specific terms of a series of preferred stock in a prospectus supplement, including some or all of the following:

(1) the maximum number of shares of the series and their designations;

(2) any annual dividend rate;

(3) any dates that dividends begin to accrue or accumulate;

(4) whether the dividends will be cumulative, and any dividend preference;

(5) the price, terms and conditions of any redemption;

(6) any liquidation preference;

(7) whether the shares will be subject to, and the terms and provisions of, a retirement or sinking fund;

(8) any terms and conditions for conversion or exchange of the shares into or for shares of any other class of Visteon securities;

(9) any voting rights;

(10) whether fractional interests will be offered in the form of depositary shares; and

(11) any or all other preferences or other rights or restrictions of the shares of the series.

      Any prospectus supplement that specifies the terms of preferred stock also will describe any restriction on our repurchase or redemption of shares while there is any arrearage in the payment of dividends or, if applicable, sinking fund installments.

      Under Delaware corporation law, the holders of a majority of the outstanding shares of preferred stock may vote together as a single class to approve any amendment to our certificate of incorporation that would increase or decrease the aggregate number of authorized shares of preferred stock or the par value of the preferred stock, or change the powers, preferences or special rights of the preferred stock so as to affect them adversely. If the proposed amendment will change the powers, preferences or special rights of one or more series of shares of preferred stock, but will not impact all outstanding shares of preferred stock, the holders of a majority of the outstanding shares of preferred stock of the series which will be affected may vote together as a single class to approve the amendment.

DESCRIPTION OF COMMON STOCK

      A description of our common stock is included in the registration statement on Form 8-A filed June 2, 2000, which is incorporated by reference into this prospectus. You may obtain the text of that registration statement as described under “Where You Can Find More Information.”

DESCRIPTION OF DEPOSITARY SHARES

      We describe in this section the general terms of the depositary shares. We will describe the specific terms of the depositary shares in a prospectus supplement. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with any particular offering of depositary shares.

General

      We may offer fractional interests in preferred stock, rather than full shares of preferred stock. In that case, we will provide for the issuance by a depositary to investors of receipts for depositary shares, each representing a fractional interest in a share of a particular series of preferred stock.

      The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and the depositary, which must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying such depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

      The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

Withdrawal

      Unless otherwise indicated in the applicable prospectus supplement and unless the related depositary shares have been called for redemption, if you surrender depositary receipts at the principal office of the depositary, then you are entitled to receive at that office the number of shares of preferred stock and any money or other property represented by the depositary shares. We will not issue partial shares of preferred stock. If you deliver depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue to you a new depositary receipt evidencing the excess number of depositary shares at the same time that the preferred stock is withdrawn. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to deposit those shares under the deposit agreement or to receive depositary shares in exchange for those shares of preferred stock.

Dividends and Other Distributions

      The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the numbers of depositary shares owned by the holders on the relevant record date. The depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

      If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

Conversion, Exchange and Redemption

      Unless otherwise specified in the applicable prospectus supplement, neither the depositary shares nor the series of preferred stock underlying the depositary shares will be convertible or exchangeable into any other class or series of our capital stock.

      If the series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of the series of the preferred stock held by the depositary. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

Voting

      Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail information about the meeting contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted.

      The depositary will try, if practical, to vote the preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to the preferred stock.

Amendment and Termination of the Deposit Agreement

      We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement by agreement with the depositary at any time. Any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective, however, unless approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or the depositary only if:

•	all outstanding depositary shares relating to the deposit agreement have been redeemed or converted into or exchanged for other securities; or

•	there has been a final distribution on the underlying preferred stock in connection with our liquidation, dissolution or winding up and the distribution has been made to the holders of the related depositary shares.

Charges of Depositary

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with its duties under the deposit agreement. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Miscellaneous

      The depositary will forward to the holders of depositary shares all reports and communications that we must furnish to the holders of the preferred stock.

      Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

      The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

DESCRIPTION OF WARRANTS

      In this section we describe the general terms of warrants that we may offer. We may offer warrants for the purchase of senior notes, subordinated notes, preferred stock, depositary shares or common stock.

      We may issue warrants alone or together with other warrants or securities, and the warrants may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and one or more banks or trust companies, as warrant agents, as will be described in the prospectus supplement relating to the warrants being offered. The warrant agents will act solely as our agents in connection with the issuance and exercise of warrants and will not assume any obligation or relationship of agency or trust for or with any holder of a warrant certificate or any owner of a beneficial interest in warrants. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. You should refer to the form of warrant agreement that will be filed with the SEC in connection with any particular offering of warrants.

      When we issue warrants, we will describe in a prospectus supplement:

(1) the aggregate amount of the warrants;

(2) the initial offering price of the warrants;

(3) the currencies in which the warrants are being offered;

(4) the designation, total number and terms of the securities that can be purchased upon exercise or that are underlying the securities that can be purchased upon exercise;

(5) whether the warrants are issued with a related security and, if applicable, the designation and terms of such related security and the number of warrants issued with such related security;

(6) the date, if any, on and after which the warrants and the related security will be separately transferable;

(7) the principal amount in the case of senior or subordinated notes, or the number of shares, in the case of common stock, preferred stock or depositary shares, that can be purchased if a holder exercises a warrant and the price at which and currencies in which such related security may be purchased upon exercise;

(8) the date on which the right to exercise the warrants begins and the date on which this right expires;

(9) the procedures for exercise and exchange of the warrants;

(10) whether the warrants will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

(11) information with respect to book-entry procedures, if any;

(12) any material United States federal income tax, accounting or other considerations that apply to the warrants;

(13) the procedures for amending the warrants; and

(14) any other terms of the warrants.

      Until a warrant is exercised, the holder of the warrant will not have any of the rights of holders of the underlying securities.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

      The following is a general description of the terms of the stock purchase contracts and stock purchase units we may issue from time to time. The specific terms of any stock purchase contracts or stock purchase units that we may offer will be described in a prospectus supplement.

      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

      The stock purchase contracts may be issued separately or as a part of units (“stock purchase units”), consisting of a stock purchase contract and notes, trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, in each case securing holders’ obligations to purchase common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

DESCRIPTION OF TRUST PREFERRED SECURITIES

      We describe in this section the general terms of the trust preferred securities that the trust may offer by this prospectus. We will describe in a prospectus supplement (i) the specific terms of the trust preferred securities and (ii) any general terms described in this section that will not apply to those trust preferred securities.

      The trust preferred securities will be issued under a trust agreement that will be amended and restated in its entirety before the trust issues trust preferred securities. The trust agreement will be qualified as an indenture under the Trust Indenture Act. Forms of an amended and restated trust agreement and trust preferred security certificate have been filed as an exhibit to the registration statement. We have summarized particular provisions of the trust agreement. Our discussion of the trust agreement is not complete; you should read the form of trust agreement and the form of trust preferred security certificate for a more complete understanding of the provisions we describe.

      The trust agreement of the trust authorizes the administrative trustees to issue on behalf of the trust one series of trust preferred securities and one series of common securities containing the terms described in a prospectus supplement. The proceeds from the sale of the trust preferred securities and common securities will be used by the trust to purchase a series of our junior subordinated notes, issued under our subordinated indenture. The terms of the trust preferred securities will substantially mirror the terms of the junior subordinated notes. The junior subordinated notes will be held in trust by Bank One Trust Company, N.A., as property trustee, for your benefit and for the benefit of the holder of the common securities.

      We will describe the specific terms relating to the trust preferred securities in the applicable prospectus supplement, including:

•	the name of the trust preferred securities;

•	the dollar amount and number of trust preferred securities issued;

•	the annual distribution rate(s) (or method of determining such rate(s)), the payment date(s), the right, if any, of the trust to defer or extend a payment date and the record dates used to determine the holders who are to receive distributions;

•	whether distributions on trust preferred securities will be cumulative, and if so, the date from which distributions will be cumulative;

•	the obligation or the option of the trust to purchase or redeem trust preferred securities, if any, including the prices, time periods and other terms and conditions for which the trust preferred securities shall be purchased or redeemed;

•	the terms and conditions, if any, upon which the junior subordinated notes may be distributed to you by the trust;

•	whether the trust preferred securities will be convertible or exchangeable into common stock or other securities, and if so, the terms and conditions upon which the conversion or exchange will be effected;

•	the voting rights, if any, of the trust preferred securities in addition to those required by law;

•	the amount which will be paid out of the assets of the trust after the satisfaction of liabilities to creditors of the trust, if any, to the holders of trust preferred securities upon voluntary or involuntary dissolution of the trust;

•	any securities exchange on which the trust preferred securities may be listed;

•	whether the trust preferred securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for the global certificates and the specific terms of the depositary arrangements; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

      The prospectus supplement will also describe certain United States federal income tax considerations applicable to the offering of trust preferred securities.

      We will guarantee all trust preferred securities offered hereby to the extent set forth below under “Description of Guarantee.”

      In connection with the issuance of trust preferred securities, the trust will issue one series of common securities having terms substantially identical to the terms of the trust preferred securities issued by the trust. The common securities will rank equal with, and payments will be made thereon pro rata, with the trust preferred securities except that, upon an event of default under the trust agreement, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities will carry the right to vote to appoint, remove or replace any of the trustees of the trust. Directly or indirectly, we will own all of the common securities of the trust.

DESCRIPTION OF GUARANTEE

General

      We will execute a guarantee, for your benefit at the same time that the trust issues the trust preferred securities. Bank One Trust Company, N.A., as the guarantee trustee, will hold the guarantee for your benefit.

      The guarantee will be qualified as an indenture under the Trust Indenture Act. The form of guarantee has been filed as an exhibit to the registration statement.

      This section summarizes the material terms and provisions of the guarantee. Because this is only a summary, it does not contain all of the details found in the full text of the guarantee. For additional information, read the form of guarantee. Capitalized terms used but not defined under “Description of Guarantee” have the meanings given to them in the guarantee.

      We will irrevocably agree to pay to you in full the Guarantee Payments (as defined below) as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert other than the defense of payment. The following payments will be subject to the guarantee, only to the extent that (1) they are not paid by the trust and (2) the trust has funds available to make the payments (“Guarantee Payments”):

•	any accrued and unpaid distributions required to be paid on the trust preferred securities;

•	the redemption price and all accrued and unpaid distributions to the date of redemption with respect to trust preferred securities called for redemption; or

•	upon a voluntary or involuntary dissolution, winding up or liquidation of the trust (other than in connection with a distribution of corresponding junior subordinated notes to you or the redemption of all the related trust preferred securities), the lesser of:

(a) the aggregate of the liquidation amount specified in the prospectus supplement for each trust preferred security plus all accrued and unpaid distributions on the trust preferred securities to the date of payment; and

(b) the amount of assets of the trust remaining available for distribution to you.

Status of Guarantee

      The guarantee will constitute our unsecured obligation and will rank:

•	equally with our most senior preferred stock issued after the date of this prospectus and with any guarantee entered into by us in respect of any preferred stock of any of our affiliates;

•	subordinate and junior in right of payment to all of our other liabilities; and

•	senior to our common stock.

      The guarantee will constitute a guarantee of payment and not of collection. Accordingly, you may sue us or pursue other remedies to enforce your rights under the guarantee, without first suing any other person or entity.

Amendments and Assignment

      Except with respect to any changes which do not adversely affect your rights in any material respect (in which case your consent will not be required), the guarantee may only be amended with the prior approval of the holders of at least a majority in aggregate liquidation amount of the outstanding trust preferred securities.

Events of Default

      An event of default under the guarantee occurs if we fail to make any of our required payments or perform our obligations under the guarantee.

      The holders of at least a majority in aggregate liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee relating to the guarantee or to direct the exercise of any trust or power given to the guarantee trustee under the guarantee.

      You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

      We, as guarantor, will be required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

Information Concerning the Guarantee Trustee

      The guarantee trustee, other than during the occurrence and continuance of an event of default in the performance of the guarantee, will only perform the duties that are specifically described in the guarantee. After an event of default with respect to the guarantee, the guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of its powers as described in the guarantee at your request unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Termination of the Guarantee

      The guarantee will terminate once the trust preferred securities are paid in full or upon distribution of the corresponding series of junior subordinated notes to you. The guarantee will continue to be effective or will be reinstated if at any time you are required to restore payment of any sums paid under the trust preferred securities or the guarantee.

Governing Law

      The guarantee will be governed by and construed in accordance with the laws of the State of New York.

BOOK-ENTRY ISSUANCE

      The Depository Trust Company, New York, New York (“DTC”), will act as securities depositary for the trust preferred securities, warrants, senior notes, the subordinated notes and the junior subordinated notes, unless otherwise referred to in the prospectus supplement relating to an offering of these securities. These securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global certificates may be issued for the securities, representing in the aggregate the total number or aggregate principal balance of securities, as applicable, respectively, and will be deposited with DTC.

      DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct Participants” include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the SEC.

      Purchases of securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of a security within the DTC system (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased securities. Transfers of ownership interests in securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

      DTC has no knowledge of the actual Beneficial Owners of securities within the DTC system; DTC’s records reflect only the identity of the Direct Participants to whose accounts the securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Redemption notices will be sent to Cede & Co. as the registered holder of securities within the DTC system. If less than all of the applicable securities are being redeemed, DTC’s current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

      Distribution payments on the securities will be made by the relevant trustee to DTC. DTC’s practice is to credit Direct Participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the relevant trustee, the trust or Visteon, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant trustee, disbursement of the payments to Direct Participants is the responsibility of DTC, and disbursements of the payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

      DTC may discontinue providing its services as securities depositary at any time by giving reasonable notice to the relevant trustee and Visteon. In the event that a successor securities depositary is not obtained, definitive certificates representing the affected securities are required to be printed and delivered. Visteon, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary).

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Visteon believes to be accurate, but Visteon assumes no responsibility for the accuracy thereof. Visteon has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

      Visteon may sell its notes, common stock, preferred stock, depositary shares, warrants, stock purchase contracts or stock purchase units, and the trust may sell trust preferred securities, periodically as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

      In addition, Visteon may issue its securities as a dividend or distribution or in a subscription rights offering to its existing security holders. In some cases, Visteon or the trust, or dealers acting with or on behalf of Visteon or the trust, may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of these securities through any of these methods or other methods described in the applicable prospectus supplement.

      The securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

      Visteon or the trust may solicit offers to purchase securities directly from the public from time to time. As one means of direct issuance of securities, Visteon or the trust may utilize the services of any available electronic auction system to conduct an electronic “dutch auction” of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities if so disclosed in the prospectus supplement.

      Visteon or the trust may also designate agents from time to time to solicit offers to purchase securities from the public. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers and will include information about any commissions that Visteon or the trust may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933, as amended.

      From time to time, Visteon or the trust may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

      Visteon or the trust may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If Visteon or the trust sells securities to underwriters, then it may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from Visteon or the trust in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation that Visteon or the trust may pay to underwriters, and any discounts, concessions or commissions that underwriters may allow to participating dealers, in connection with an offering of securities.

      If Visteon offers securities in a subscription rights offering to its existing security holders, then it may enter into a standby underwriting agreement with dealers acting as standby underwriters. Visteon may pay the standby underwriters a commitment fee for the securities that they commit to purchase on a standby basis. If Visteon does not enter into a standby underwriting arrangement, then it may retain a dealer-manager to manage a subscription rights offering for it.

      Visteon or the trust may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions that Visteon or the trust may pay for soliciting the contracts.

      Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with Visteon or the trust, to indemnification by Visteon or the trust against certain liabilities, including liabilities under the Securities Act.

      In connection with an offering of securities, the underwriters may purchase and sell the offered securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater amount of the offered securities than they are required to purchase in the offering from Visteon or the trust, as the case may be. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional offered securities in the offering from Visteon or the trust. The underwriters may close out any covered short position by either exercising their option to purchase additional securities or by purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the overallotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of securities made by the underwriters in the open market prior to the completion of the offering.

      The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

      Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of Visteon’s securities and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

      The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, Visteon and its subsidiaries, including the trust, in the ordinary course of business.

      Underwriters are required to conduct any offering of trust preferred securities in accordance with Conduct Rule 2810 of the National Association of Securities Dealers, Inc.

Matters Relating to Initial Offering and Market-Making Resales

      Each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. Visteon or the trust may not list any particular series of securities on a securities exchange or quotation system. Any underwriter may make a market in the securities. No underwriter that makes a market is obligated to do so, however, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the securities.

      Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

      In this prospectus, “offering” means the initial offering of securities made in connection with their original issuance and excludes any subsequent resales of securities in market-making transactions.

EXPERTS

      Our consolidated balance sheet as of December 31, 2001 and 2000 and our related consolidated statements of income, equity and cash flows for each of the three years in the period ended December 31,

2001, incorporated by reference into this prospectus from our annual report on Form 10-K for the year ended December 31, 2001, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report incorporated by reference, and have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP on those financial statements, given on their authority as experts in accounting and auditing.

LEGAL OPINIONS

      Foley & Lardner, Detroit, Michigan, will issue an opinion letter concerning the legality of the securities that Visteon is offering in this prospectus. Richards, Layton and Finger, P.A., Wilmington, Delaware, will issue an opinion letter concerning the legality of the securities that the trust is offering in this prospectus. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will issue an opinion letter as to certain legal matters for any underwriters, dealers or agents, unless we indicate otherwise in an applicable prospectus supplement. Skadden, Arps, Slate, Meagher & Flom LLP represents us from time to time in connection with legal matters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

      The following table sets forth the estimated expenses in connection with the offering described in this registration statement:

SEC registration fee	$73,600
Printing fees and expenses	20,000
Legal fees and expenses	150,000
Accountants’ fees and expenses	40,000
Trustee’s fees and expenses	15,000
Miscellaneous expenses	21,400

Total	$320,000

Item 15.     Indemnification of Directors and Officers

General Corporation Law

      Visteon Corporation is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, as amended (“Section 145”), provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any person who was is or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and provided further that no such indemnity is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

      Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

Certificate of Incorporation and By-Laws

      Visteon Corporation’s certificate of incorporation and by-laws provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law.

Insurance

      All of Visteon Corporation’s directors and officers are insured against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933.

Item 16.     Exhibits

1.1	Form of Underwriting Agreement with respect to Notes
1.2	Form of Underwriting Agreement with respect to Trust Preferred Securities
1.3*	Form of Underwriting Agreement with respect to other securities
4.1	Form of Amended and Restated Indenture between Visteon Corporation and Bank One Trust Company, N.A., as trustee
4.2	Form of Subordinated Indenture between Visteon Corporation and Bank One Trust Company, N.A., as trustee
4.3	Certificate of Trust of Visteon Capital Trust I
4.4	Trust Agreement with respect to Visteon Capital Trust I
4.5	Form of Amended and Restated Trust Agreement of Visteon Capital Trust I
4.6	Form of Guarantee
4.7*	Form of Warrant Agreement
4.8	Form of Senior Note (included in Exhibit 4.1)
4.9	Form of Subordinated Note (included in Exhibit 4.2)
4.10	Form of Junior Subordinated Note (included in Exhibit 4.2)
4.11	Form of Trust Preferred Security Certificate (included in Exhibit 4.5)
4.12*	Form of Warrant
4.13*	Form of Deposit Agreement
4.14*	Form of Depositary Share Certificate
4.15*	Form of Preferred Stock Certificate of Designations
4.16	Amended and Restated Certificate of Incorporation of Visteon Corporation (incorporated by reference to Exhibit 3.1 to Visteon Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000, filed July 24, 2000) (SEC File No. 001-15827)
4.17	Amended and Restated By-Laws of Visteon Corporation (incorporated by reference to Exhibit 3.2 to Visteon Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001, filed November 14, 2001) (SEC File No. 001-15827)
5.1	Opinion letter of Foley & Lardner as to the legality of the securities to be issued by Visteon Corporation
5.2	Opinion letter of Richards, Layton & Finger, P.A. as to the legality of the securities to be issued by Visteon Capital Trust I
12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to Visteon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001 (SEC File No. 001-15827))
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Foley & Lardner (included in Exhibit 5.1)
23.3	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2)
24	Powers of Attorney (on signature page of this registration statement)

25.1	Statement of Eligibility on Form T-1 of Bank One Trust Company, N.A., as trustee under the Amended and Restated Indenture, Subordinated Indenture and Guarantee
25.2	Statement of Eligibility on Form T-1 of Bank One Trust Company, N.A., as trustee under the Amended and Restated Trust Agreement

*	This document will be filed as an exhibit to an amendment to this registration statement, or to a current report on Form 8-K incorporated by reference into this registration statement, in connection with an offering of the securities.

Item 17.     Undertakings

      (a) Rule 415 Offering. The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions discussed in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dearborn, state of Michigan, on April 2, 2002.

VISTEON CORPORATION

BY:	/s/ STACY L. FOX

STACY L. FOX
Senior Vice President,
General Counsel and Secretary

      Each of the undersigned officers and directors of Visteon Corporation does hereby severally constitute and appoint Peter J. Pestillo, Stacy L. Fox and Daniel R. Coulson, and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on April 2, 2002 by the following persons in the capacities indicated.

Signature	Title

/s/ PETER J. PESTILLO Peter J. Pestillo	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ DANIEL R. COULSON Daniel R. Coulson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ PHILIP G. PFEFFERLE Philip G. Pfefferle	Vice President and Controller (Principal Accounting Officer)

/s/ WILLIAM H. GRAY, III William H. Gray, III	Director

/s/ STEVEN K. HAMP Steven K. Hamp	Director

Signature	Title

/s/ KATHLEEN J. HEMPEL Kathleen J. Hempel	Director

/s/ ROBERT H. JENKINS Robert H. Jenkins	Director

/s/ CHARLES L. SCHAFFER Charles L. Schaffer	Director

/s/ ROBERT M. TEETER Robert M. Teeter	Director

SIGNATURE

      Pursuant to the requirements of the Securities Act of 1933, the Visteon Capital Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dearborn, state of Michigan, on April 2, 2002.

VISTEON CAPITAL TRUST I

By: VISTEON CORPORATION, AS SPONSOR

BY:	/s/ STACY L. FOX

STACY L. FOX
Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

1.1	Form of Underwriting Agreement with respect to Notes
1.2	Form of Underwriting Agreement with respect to Trust Preferred Securities
1.3*	Form of Underwriting Agreement with respect to other securities
4.1	Form of Amended and Restated Indenture between Visteon Corporation and Bank One Trust Company, N.A., as trustee
4.2	Form of Subordinated Indenture between Visteon Corporation and Bank One Trust Company, N.A., as trustee
4.3	Certificate of Trust of Visteon Capital Trust I
4.4	Trust Agreement with respect to Visteon Capital Trust I
4.5	Form of Amended and Restated Trust Agreement of Visteon Capital Trust I
4.6	Form of Guarantee
4.7*	Form of Warrant Agreement
4.8	Form of Senior Note (included in Exhibit 4.1)
4.9	Form of Subordinated Note (included in Exhibit 4.2)
4.10	Form of Junior Subordinated Note (included in Exhibit 4.2)
4.11	Form of Trust Preferred Security Certificate (included in Exhibit 4.5)
4.12*	Form of Warrant
4.13*	Form of Deposit Agreement
4.14*	Form of Depositary Share Certificate
4.15*	Form of Preferred Stock Certificate of Designations
4.16	Amended and Restated Certificate of Incorporation of Visteon Corporation (incorporated by reference to Exhibit 3.1 to Visteon Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000, filed July 24, 2000 (SEC File No. 001-15827)
4.17	Amended and Restated By-Laws of Visteon Corporation (incorporated by reference to Exhibit 3.2 to Visteon Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001, filed November 14, 2001 (SEC File No. 001-15827)
5.1	Opinion letter of Foley & Lardner as to the legality of the securities to be issued by Visteon Corporation
5.2	Opinion letter of Richards, Layton & Finger, P.A. as to the legality of the securities to be issued by Visteon Capital Trust I
12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to Visteon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001 (SEC File No. 001-15827))
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Foley & Lardner (included in Exhibit 5.1)
23.3	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2)
24	Powers of Attorney (on signature page of this registration statement)
25.1	Statement of Eligibility on Form T-1 of Bank One Trust Company, N.A., as trustee under the Amended and Restated Indenture, Subordinated Indenture and Guarantee
25.2	Statement of Eligibility on Form T-1 of Bank One Trust Company, N.A., as trustee under the Amended and Restated Trust Agreement

*	This document will be filed as an exhibit to an amendment to this registration statement, or to a current report on Form 8-K incorporated by reference into this registration statement, in connection with an offering of the securities.